[Form of Grant --
Non-Employee Manager]

ATLAS PIPELINE HOLDINGS

LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT

THIS PHANTOM UNIT GRANT AGREEMENT ("Agreement"), dated as of _____ ____________, 200__ (the "Date of Grant"), is delivered by Atlas Pipeline Holdings, L.P., a Delaware limited partnership (the "Partnership"), to ______________ (the "Participant").

RECITALS

A. The Atlas Pipeline Holdings Long-Term Incentive Plan (the "Plan") provides for the grant of phantom units ("Phantom Units"), which are phantom (notional) rights that represent the right to receive one or more common units of limited partner interest of the Partnership (a "Unit") or its then Fair Market Value (as defined in the Plan) in cash, as determined by the Committee (the "Committee") (as defined in the Plan). The Plan also permits the granting of rights to receive an amount in cash equal to, and at the same time as, the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding ("DERs").

B. The Committee has decided to make a Phantom Unit grant, with DERs, subject to the terms and conditions set forth in this Agreement and the Plan, as an inducement for the Participant to promote the best interests of the Partnership and its equity holders. The Participant may receive a copy of the Plan by contacting __________ at ________.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    Grant of Phantom Restricted Units.
    Each Manager (as defined in the Plan), shall be awarded Phantom Units with DERs as of , in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. Each Manager who is first appointed to the Board on or after the effective date of the Plan shall be awarded Phantom Units with DERs as of the date of first appointment in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. Thereafter, on each anniversary of the date on which a Manager is first awarded Phantom Units during the term of the Plan, the Manager shall be awarded Phantom Units with DERs as of that date in an amount equal to the lesser of (A) 500 or (B) that number of Phantom Units equal to $15,000 divided by the Fair Market Value of a Unit as of that date. A Manager shall vest in 25% of his or her Phantom Units on each anniversary of the original Award for such Phantom Units such that each Award shall fully vest on the fourth anniversary of the Award.
    Subject to the terms and conditions set forth in this Agreement and the Plan, the Partnership hereby grants to the Participant _____ Phantom Units (the "Phantom Restricted Units"). The Phantom Restricted Units will become vested in accordance with Paragraph 3 below and will be distributed in accordance with Paragraph 4 below. Except as otherwise provided below, prior to the date the Phantom Restricted Units are distributed as Units, if any, in accordance with Paragraph 4 below, the Participant will not be deemed to have any voting rights or cash distribution rights with respect to any Units subject to this grant. For purposes of this Agreement, each Phantom Restricted Unit shall be equivalent to one Unit.
    Phantom Unit Account. The Partnership shall establish and maintain a Restricted Phantom Unit account, as a bookkeeping account on its records, (the "Phantom Restricted Unit Account") for the Participant and shall record in such Phantom Restricted Unit Account the number of Phantom Restricted Units granted to the Participant pursuant to this Agreement. The Participant shall not have any interest in any fund or specific assets of the Partnership by reason of this grant or the Phantom Restricted Unit Account established for the Participant.
    Vesting.

    (a) Except as otherwise provided in subparagraphs (b) and (c) below, the Participant will become vested in the Phantom Restricted Units awarded pursuant to this grant and credited to the Participant's Phantom Restricted Unit Account according to the following vesting schedule, provided the Participant does not cease to be a non-employee member of the Managing Board of Atlas Pipeline Holdings GP, LLC (the "Company") prior to the applicable vesting date (the "Vesting Date"):

Date	Percentage of Phantom Restricted Units
First anniversary of Date of Grant
Second anniversary of Date of Grant
Third anniversary of Date of Grant
Fourth anniversary of Date of Grant

  The vesting of the Phantom Restricted Units shall be cumulative, but shall not exceed 100% of the Phantom Restricted Units subject to the grant. If the foregoing schedule would produce fractional Phantom Restricted Units, the number of Phantom Restricted Units that vest shall be rounded down to the nearest whole Phantom Restricted Unit.

  (b) If the Participant terminates as a non-employee member of the Managing Board of the Company (the "Board") prior to the Vesting Date for any portion of the Phantom Restricted Units, the Phantom Restricted Units credited to the Participant's Phantom Restricted Unit Account that have not vested as of such Vesting Date shall terminate and the corresponding Units shall be forfeited; provided, however, that if the Participant terminates as a non-employee member of the Board on account of death or Disability (as defined in the Plan), all of the Participant's unvested Phantom Restricted Units shall become vested as of the date of the Participant's termination as a non-employee member of the Board on account of death or Disability.

  (c) If a Change in Control (as defined in the Plan) occurs while the Participant is a non-employee member of the Board, but prior to the Vesting Date for any portion of the Phantom Restricted Units, the portion of the Phantom Restricted Units credited to the Participant's Phantom Restricted Unit Account that have not vested prior to the consummation of the Change in Control shall become vested as of the date of the Change in Control.

  Distribution. On ______ ___ of each calendar year, or the next business day after _____ ___ if ____ __ is not a business day, (the "Distribution Date") all of the Phantom Restricted Units credited to the Participant's Phantom Restricted Unit Account that vested during such calendar year pursuant to Paragraph 3 above shall become converted to, at the Participant's election prior to the applicable Distribution Date, Units to be issued under the Plan or the cash equivalent value of such Phantom Restricted Units, based on the Fair Market Value of such vested Phantom Restricted Units on the Distribution Date, and distributed as such to the Participant as soon as administratively practicable on or after the Distribution Date. Notwithstanding the immediately preceding sentence, if a Change in Control occurs prior to the Distribution Date, all of the Phantom Restricted Units credited to the Participant's Phantom Restricted Unit Account that have not previously been distributed or forfeited shall be converted and distributed to the Participant as described in the immediately preceding sentence on the date of the Change in Control; provided, however, that such conversion and distribution shall not occur if doing so would violate the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable.
  DERs. From the Date of Grant through the date the Phantom Restricted Units are converted and distributed pursuant to Paragraph 4 or earlier forfeited, if any cash distributions are made by the Partnership with respect to its Units, a DER will be paid to the Participant equal to the value of the cash payment that would have been paid if such Phantom Restricted Units credited to the Participant's Phantom Restricted Unit Account at the time of the declaration of the cash payment had been Units. The DERs will be paid to the Participant as soon as administratively practicable after the cash payments are paid to the holders of Units.
  Change in Control. The provisions set forth in the Plan applicable to a Change in Control shall apply to the Phantom Restricted Units.
  Acknowledgment by Participant. By executing this grant, the Participant hereby acknowledges that with respect to any right to a distribution and DERs pursuant to this Agreement, the Participant is and shall be an unsecured creditor of the Partnership without any preference as against other unsecured general creditors of the Partnership, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law.
  Restrictions on Issuance or Transfer of Units.

  (a) The obligation of the Partnership to deliver Units upon distribution of the Phantom Restricted Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. In the event an exemption from registration under the Securities Act of 1933 (the "Securities Act") is available, the Participant (or the Participant's estate or personal representative in the event of the Participant's death or incapacity), if requested by the Partnership to do so, will execute and deliver to the Partnership in writing an agreement containing such provisions as the Partnership may require to assure compliance with applicable securities laws. No sale or disposition of Units acquired pursuant to this grant by the Participant shall be made in the absence of an effective registration statement under the Securities Act with respect to such Units unless an opinion of counsel satisfactory to the Partnership is provided that such sale or disposition will not constitute a violation of the Securities Act or any other applicable securities laws is first obtained.

  (b) The Participant understands and agrees that the sale of any Units received by the Participant pursuant to this grant will be subject to, and must comply with, the Partnership's Insider Trading Policy.

  (c) As soon as reasonably practicable after the Distribution Date, the Partnership shall deliver to the Participant a certificate or certificates for the Units then being distributed.

  Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of Units, (iii) changes in capitalization of the Partnership, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant's rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.
  Assignment and Transfers. No Phantom Restricted Units or DERs awarded to the Participant under this Agreement may be transferred, assigned, pledged or encumbered by the Participant, and Phantom Restricted Units and DERs shall be distributed during the lifetime of the Participant only for the benefit of the Participant; provided, however, that in the event of the Participant's death, the Units subject to the Phantom Restricted Units or the cash equivalent value of the Units, as applicable, shall be issued (subject to the limitations specified in the Plan and this Agreement) solely to the legal representatives of the Participant, or by the person who acquires the right to receive the Units subject to the Phantom Restricted Units or the cash equivalent value of the Units, as applicable, by will or by the laws of descent and distribution, to the extent that the Phantom Restricted Units subject to this grant are otherwise vested pursuant to this Agreement. Any attempt to transfer, assign, pledge or encumber the Phantom Restricted Units or DERs by the Participant shall be null, void and without effect. The rights and protections of the Partnership hereunder shall extend to any successors or assigns of Partnership.
  Taxes/Withholding. The vesting of Restricted Phantom Units, as well as any amounts received upon distribution of Restricted Phantom Units pursuant to Paragraph 4 above, and the payment of cash for any DERs, is treated as taxable income to the Participant, and the Participant (or the Participant's legal representative in the event of the death of the Participant) shall be solely responsible for all tax consequences that result from the vesting and distribution of the Restricted Phantom Units, as well as any subsequent sale of Units, and the payment of cash with respect to DERs. The Partnership or the Company, as applicable, is authorized, if required by applicable law, to withhold from any payment due or transfer made under this grant or from any compensation or other amount owing to the Participant, the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to this grant or other property) of any applicable withholding taxes that are due in respect of this grant, the lapse of restrictions thereon, or any payment or transfer under this grant and to take such other action as may be necessary in the opinion of the Partnership or the Company to satisfy its withholding obligations for the payment of such taxes.
  No Rights as Unitholder. The Participant shall not have any rights as a Unitholder of the Partnership, including the right to any cash distributions (except as provided in Paragraph 5), or the right to vote, with respect to any Phantom Restricted Units.
  Membership on the Managing Board of the Company Not Affected. This grant of Phantom Restricted Units and DERs shall not confer upon the Participant any right to be retained as a non-employee member of the Board.
  Amendments. The Partnership may waive any conditions or rights under and amend any terms of this Agreement, provided that no change shall materially reduce the benefit to the Participant without the consent of the Participant, except as necessary to comply with the requirements of Paragraph 17 below.
  Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, and applicable federal law.
  Notice. Any notice to the Partnership provided for in this Agreement shall be addressed to the Partnership in care of the Chief Legal Officer at the principal office of the Partnership, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
  Section 409A of the Code. Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee may, without the Participant's consent, amend this Agreement to comply with the requirements of section 409A of the Code and any corresponding guidance and regulations issued under section 409A of the Code to the extent it is subsequently determined, in the sole discretion of the Committee, that such amendments are necessary for this grant to comply with the requirements of section 409A of the Code, if applicable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Date of Grant.

ATLAS PIPELINE HOLDINGS, L.P.

Witness: By: Atlas Pipeline Holdings GP, LLC, its general partner

By:

Name:

Title:

I hereby accept the Phantom Restricted Units and DERs described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and interpretations of the Committee with respect to this Agreement and the Plan shall be final and binding.

Participant :